SUBSIDIARIES OF THE COMPANY
SUBSIDIARIES:
Cornerstone OnDemand Global Operations, Inc. (Delaware)
Cornerstone OnDemand Holdings, Inc. (Delaware)
Cornerstone OnDemand Limited (United Kingdom)
Cornerstone OnDemand Services India Private Limited (India)
Cornerstone OnDemand Spain SL (Spain)
Sonar Limited (New Zealand)